Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Stock Incentive Plan, 2013 Employee Stock Purchase Plan, Inducement Stock Option Awards (August 2021-November 2021) and the Inducement Restricted Stock Unit Awards (August 2021-November 2021) of Epizyme, Inc. of our reports dated March 1, 2022, with respect to the consolidated financial statements of Epizyme, Inc. and the effectiveness of internal control over financial reporting of Epizyme, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 1, 2022